Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 48 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 30, 1997, relating to the financial statements and financial highlights appearing in the April 30, 1997 Annual Report to Shareholders of the INVESCO Dynamics Fund, Inc., (now known as INVESCO Capital Appreciation Funds, Inc.) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
-------------------------

Price Waterhouse LLP
Denver, Colorado
July 6, 1998